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                                                                    EXHIBIT 3.94

                          CERTIFICATE OF INCORPORATION

                                       OF

                              UHF INVESTMENTS, INC.

                  FIRST.   The name of the corporation is UHF Investments, Inc.

                  SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The registered agent in charge thereof is The Corporation Trust Company.

                  THIRD. The purpose or purposes of the corporations is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

                  FOURTH. The amount of the total authorized capital stock of this corporation shall be one thousand (1,000) shares of voting common stock, with a par value of one cent ($0.01) per share.

                  FIFTH. The name and mailing address of the incorporation is as follows:

                  Karen R. Hunter
                  1255 Twenty-Third Street, N.W.
                  Suite 500
                  Washington, D.C.  20037

SIXTH. In furtherance and not in limitation of the powers
conferred by statute, the Board of Directors of the corporation shall have the following powers:
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                                    (a) To adopt, and to alter or amend the
Bylaws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens (without limit as to the amount) upon the property of this corporation; and

                                    (b) With the consent in writing or pursuant
to a vote of the holders of a majority of the capital stock issued and outstanding, to dispose of, in any manner, all or substantially all of the property of this corporation.

                  SEVENTH. The stockholders and directors shall have the power to hold their meetings and keep the books, documents and papers of the corporation within or outside the State of Delaware and at such place or places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

                  EIGHTH. The objects, purposes and powers specified in any clause or paragraph of this Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation. The objects, purposes and powers in each of the clauses and paragraphs of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Certificate of Incorporation are in furtherance and not in limitation of the objects, purposes and powers conferred by statute.

                  NINTH. The corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated as set forth in the By-laws, to the full extent permitted by the laws of the State of Delaware.
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A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that the liability of a director (i) for any breach of the director's loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit shall not be eliminated or limited hereby.

                  TENTH.   The corporation shall have perpetual existence.

                  The undersigned, Karen R. Hunter, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate of Incorporation and does hereby certify that the facts herein stated are true, and has accordingly hereunto set her hand and seal.


                                       /s/ Karen R. Hunter
                                       ________________________________________
                                       Karen R. Hunter, Incorporator

Dated:  July 27, 1994
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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              UHF INVESTMENTS, INC.

                                    * * * * *

                  UHF Investments, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                               DOES HEREBY CERTIFY

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Company, and directed that the amendment be submitted to a vote of the sole shareholder.
                  The resolution setting forth the proposed amendment is as follows:

                           "RESOLVED, that paragraph one of the Certificate of Incorporation be amended in its entirety and restated as follows:

                           FIRST: The name of the corporation is USA Station Group, Inc."

SECOND: That in lieu of a meeting and vote of stockholders, the sole shareholder of the Company by unanimous written consent adopted a resolution in favor of the amendment in accordance with provisions of Section 228 of the General Corporation Law of the State of Delaware.
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THIRD:            That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said UHF Investments, Inc. has caused this certificate to be signed by H. Steven Holtzman, its Vice President and Secretary, this 6th day of March, 1998.

                                       UHF Investments, Inc.

                                       By  /s/ H. Steven Holtzman
                                           ____________________________________
                                           H. Steven Holtzman
                                           Vice President/Secretary